VERTEX ENERGY INC. 8-K

Exhibit 10.6

daTED	May 26, 2023

(1)	VERTEX RENEWABLES ALABAMA LLC

(2)	Macquarie Energy North America Trading Inc.

ORIGINAL/COUNTERPART

INVENTORY SALES AGREEMENT

EXECUTION VERSION

CONTENTS

clause

1	DEFINITIONS	2
2	ASSIGNMENT AND CONVEYANCE	3
3	DETERMINATION OF INVENTORY	3
4	PAYMENT AND PRICING	4
5	MISCELLANEOUS	6

THIS INVENTORY SALES AGREEMENT (this “Agreement”), is made and entered into as of May 26, 2023.

BETWEEN:

(1)	Vertex Renewables Alabama LLC (“Seller”); and

(2)	Macquarie Energy North America Trading Inc. (“Buyer”),

each referred to individually as a “Party” and collectively, the “Parties”.

recitals

(A)	WHEREAS, Seller and Buyer have entered into a Supply and Offtake Agreement, dated May 26, 2023 (the “S&O Agreement”), pursuant to which, among other things, it is contemplated that, the Buyer shall (a) on the Effective Date, purchase from the Seller all Permitted Feedstock and Renewable Products then being stored at the Included Storage Locations; (b) purchase from the Seller (x) Permitted Feedstock and (y) Renewable Products produced by the Refinery during the term of the S&O Agreement; (c) sell and deliver Permitted Feedstock and Renewable Products to the Seller and certain Customers of the Seller pursuant to the terms of the S&O Agreement; (d) provide certain other accommodations to the Seller based on Permitted Feedstock and Renewable Products being stored at Company Storage Locations from time to time and otherwise being purchased and sold pursuant to the terms of the S&O Agreement;

(B)	WHEREAS, as a condition (among others) to the Buyer’s obligations under the S&O Agreement, on the Effective Date, the Seller is to sell to Buyer all Permitted Feedstock and Renewable Products then being held at the Included Storage Locations on such date;

(C)	WHEREAS, to satisfy such condition, and to set forth their agreements regarding the protocols to be used for measuring the quantity and quality of Permitted Feedstock and Renewable Products being sold by the Seller and to establish the prices to be paid for such Permitted Feedstock and Renewable Products by the Buyer, the Seller and the Buyer are entering into this Agreement; and

(D)	NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, subject to the terms and conditions hereinafter set forth, agree as follows:

1	DEFINITIONS

1.1	Definitions.

All capitalized terms used, but that are not otherwise defined, in the body of this Agreement shall have the meanings ascribed to such terms in the S&O Agreement. The following terms shall have the following meanings for the purposes of this Agreement:

“BS&W” means basic sediment and water.

“Buyer” has the meaning set forth in the introductory paragraph immediately preceding the Recitals.

“CT” means the prevailing time in the Central time zone of the United States of America.

“Definitive Effective Date Value” means the value of the Definitive Effective Date Volume calculated by the Buyer in accordance with Section 4.3.1.

“Definitive Effective Date Volume” has the meaning set forth in Section 3.3.

“Estimated Effective Date Value” has the meaning set forth in Section 4.1.2.

“Feedstock and Renewable Products Inventory” means all Permitted Feedstock and Renewable Products that are held in the Included Storage Locations as of, and owned by Seller immediately prior to, the Inventory Transfer Time.

“Independent Inspection Company” has the meaning given to that term in the S&O Agreement.

“Independent Inventory Report” has the meaning set forth in Section 3.3 of this Agreement.

“Inventory Transfer Time” means 12:00:01 a.m. CT on the Effective Date.

“Parties” and “Party” have the meanings set forth in the introductory paragraph immediately preceding the Recitals.

“Price Adjustment” has the meaning set forth in Section 4.4 of this Agreement.

“Product Linefill” means, at any time and for any grade of Product, the aggregate volume of linefill of that Product on the Included Product Pipelines for which the Buyer will be treated as the exclusive owner by the Included Product Pipelines from (and including) the Effective Date; provided that such volume shall be determined by using the volumes reported on the monthly or daily statements, as applicable, from the Included Product Pipelines.

“Projected Inventory Report” has the meaning set forth in Section 4.1.1 of this Agreement.

“S&O Agreement” has the meaning specified in the Recitals hereto.

“Sales Statement” has the meaning set forth in Section 4.3.1 of this Agreement.

“Seller” has the meaning set forth in the introductory paragraph immediately preceding the Recitals.

2	ASSIGNMENT AND CONVEYANCE

2.1	Assignment, Purchase and Conveyance.

Effective upon the Inventory Transfer Time, Seller shall, and hereby does, assign, transfer and deliver unto Buyer, and Buyer shall and hereby does purchase from Seller, all of Seller’s right, title, and interest in and to all of the Feedstock and Renewable Products Inventory, free and clear of all Liens, claims and encumbrances of any nature, other than Permitted S&O Liens, to have and to hold. Seller covenants and agrees to warrant and forever defend good title to the Feedstock and Renewable Products Inventory, free and clear of all Liens, claims and encumbrances of any nature, subject to Permitted S&O Liens, against the claims of all parties claiming the same by, through, or under Seller, but not otherwise.

2.2	Warranties and Representations of Conveying Party.

All representations and warranties of the Seller contained herein shall be true and correct on and as of the Effective Date.

2.3	DISCLAIMER OF WARRANTIES.

EXCEPT FOR THE WARRANTY THAT THE SELLER SHALL HAVE AND CONVEY GOOD TITLE TO ALL PERMITTED FEEDSTOCK OR RENEWABLE PRODUCTS SOLD TO THE BUYER BY THE SELLER HEREUNDER, IN EACH CASE, FREE AND CLEAR OF ALL LIENS, other than Permitted S&O Liens, NEITHER THE SELLER NOR THE BUYER, AS APPLICABLE, MAKES ANY WARRANTY, CONDITION OR OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY OF SUCH PERMITTED FEEDSTOCK OR RENEWABLE PRODUCTS FOR ANY PARTICULAR PURPOSE OR OTHERWISE AND ALL SUCH WARRANTIES, CONDITIONS AND OTHER REPRESENTATIONS ARE HEREBY DISCLAIMED.

3	DETERMINATION OF INVENTORY

3.1	Inspection.

The Independent Inspection Company shall determine and report the quantity and quality of the physical inventory, except as described in Section 3.2.2 below. Promptly upon the appointment of the Independent Inspection Company, the Seller shall provide the Buyer and the Independent Inspection Company with an Inventory Report and any other information related to the Feedstock and Renewable Products Inventory reasonably requested by the Independent Inspection Company for the purposes of carrying out the inspection of the physical inventory, including reports submitted by the respective operators pursuant to Section 3.2.2, and select one or more date(s) mutually acceptable to the Parties but in any event ending no later than three (3) Business Days prior to the Effective Date, for the Independent Inspection Company to commence preparing to survey the physical inventory. The Parties shall agree on, and communicate to the Independent Inspection Company, the Included Storage Locations, which the Independent Inspection Company shall survey, and the scope of such survey. The cost of the Independent Inspection Company is to be borne by and is the sole responsibility of the Seller.

3.2	Physical Inventory.

3.2.1	The Independent Inspection Company shall conduct a survey of the physical inventory at the Included Storage Locations notified to the Independent Inspection Company by the Parties pursuant to Section 3.1 above at and as of the Inventory Transfer Time, except as described in Section 3.2.2 below. The Independent Inspection Company shall conduct such survey of the physical inventory in accordance with its customary procedures and in accordance with the latest ASTM standards and principles then in effect, provided that the Independent Inspection Company shall be instructed by the Parties to maximize, to the extent reasonably practicable, the extent to which tank measurements are conducted on a static tank basis. Each of the Buyer and the Seller shall have the right to witness or appoint a representative to witness on its behalf, the survey of the physical inventory conducted by the Independent Inspection Company.

3.2.2	With respect to volumes (if any) located at any Included Storage Locations owned or operated by a third party (other than an Included Permitted Feedstock Barge), the physical inventory shall be determined by such third party at that location based on its normal month-end inventory determination procedures or, with respect to the volumes of any inventory on Included Permitted Feedstock Barges, by using the most recent inspection reports prepared by an Independent Inspection Company in respect of such Included Permitted Feedstock Barges.

3.3	Disputes.

Either Party or their respective representatives present at the survey of the physical inventory conducted by the Independent Inspection Company at the Inventory Transfer Time may question or dispute the calculations and/or laboratory results of the Independent Inspection Company. The Parties shall use commercially reasonable efforts to ensure that any questions or disputes relating to the quantity and the qualitative laboratory results of the entire physical inventory shall be resolved by the Independent Inspection Company within three (3) Business Days after the receipt of the Independent Inspection Company quantity and quality report and the resolution by the Independent Inspection Company shall be final and binding on both Parties. Following resolution of any quantity and quality disputes, the agreed quantity and quality entries, together with the quantity (if any) determined under Section 3.2.2, shall be recorded in the physical inventory report (the “Independent Inventory Report”) and will become the official quantity and quality measurements of the Feedstock and Renewable Product Inventory as of the Inventory Transfer Time. Such recorded quantity shall be adjusted for BS&W and temperature corrected to 60 degrees Fahrenheit and the volume contained in the Included Storage Locations shall be the “Definitive Effective Date Volume” for the purposes of this Agreement.

3.4	Independent Inventory Report.

The Parties shall use commercially reasonable efforts to procure that, within five (5) Business Days after the Inventory Transfer Time, the Independent Inspection Company shall provide the Parties with the Independent Inventory Report.

4	PAYMENT AND PRICING

4.1	Delivery of Estimated Effective Date Value.

4.1.1	Three (3) Business Days prior to the Effective Date, the Seller shall deliver to the Buyer a notice containing an estimate of the Feedstock and Renewable Products Inventory in the Included Storage Locations at the Inventory Transfer Time (the “Projected Inventory Report”).

4.1.2	Based on the Projected Inventory Report and such data as are then reasonably available and using, where applicable, the applicable Current Month Pricing Benchmark(s) in effect three (3) Business Days prior to the Effective Date or, in the case of a Product Linefill, such other pricing measure as Buyer may select, in good faith and in a commercially reasonable manner, the Buyer shall, no later than two (2) Business Days prior to the Effective Date, calculate and notify Seller of the pricing basis and value for the Projected Inventory Report (the “Estimated Effective Date Value”) available at the Inventory Transfer Time. The Buyer shall include the Estimated Effective Date Value and all supporting calculations used to determine it in the notice delivered to Seller.

4.2	Payment of Estimated Effective Date Value.

On the Effective Date, the Buyer shall pay to, or as directed by, the Seller an amount equal to the Estimated Effective Date Value.

4.3	Feedstock and Renewable Product Inventory Sales Statement.

4.3.1	Promptly after the Effective Date, the Buyer shall calculate the Definitive Effective Date Value using the data regarding the Feedstock and Renewable Products provided in the Projected Inventory Report delivered to the Buyer pursuant to Section 4.1.1 above and deliver to Seller a statement including such calculated price (the “Sales Statement”), provided that the Buyer has obtained the appropriate information for such calculation. The Buyer shall use the Current Month Pricing Benchmark(s) calculated in effect as of the Effective Date or, in the case of a Product Linefill, such other pricing measure as Buyer may select, in good faith and in a commercially reasonable manner, to price the various quantities set forth in the Projected Inventory Report. The Buyer shall include in the Sales Statement all supporting calculations and documentation used to determine the Definitive Effective Date Value. Each of Buyer and Seller acknowledges and agrees that any volumetric differences between the Projected Inventory Report and the Independent Inventory Report provided by the Independent Inspection Company shall be taken into account to the extent it identifies an inaccuracy with the daily settlements under and in accordance with the terms of the Supply and Offtake Agreement through which, as set forth in Section 4.4 below, the Parties intend to effect a volumetric true up.

4.3.2	Unless the Seller gives notice to the Buyer on or before the third (3rd) Business Day after Seller’s receipt of the Sales Statement that Seller disputes the Definitive Effective Date Value specified in the Sales Statement, the Definitive Effective Date Value shall be as specified in the Sales Statement. If Seller gives timely notice to Buyer that it disputes the Definitive Effective Date Value specified in the Sales Statement, the Parties shall consult in good faith and use all reasonable efforts to agree upon the calculation of the Definitive Effective Date Value. If the Parties have not agreed on the Definitive Effective Date Value within one (1) Business Day after the Buyer receives a notice of dispute from the Seller, the Buyer’s original determination of the Definitive Effective Date Value shall prevail.

4.4	Feedstock and Renewable Product Inventory Sales Price Adjustment.

Upon the final determination of the Definitive Effective Date Value pursuant to Section 4.3, a true-up adjustment will be made in accordance with the provisions of this Section 4.4 (the “Price Adjustment”) or otherwise as may be agreed between the Parties. If the Definitive Effective Date Value is greater than the Estimated Effective Date Value paid by Buyer to Seller on the Effective Date, then Buyer shall make a payment to Seller in an amount equal to such excess. If the Estimated Effective Date Value is greater than the Definitive Effective Date Value paid by Buyer to Seller on the Effective Date, then the Seller shall make a payment to Buyer in an amount equal to such excess. Any such payment by Buyer or Seller shall be made by wire transfer of immediately available funds on or before 5:00 p.m. CT on the third (3rd) Business Day after receipt of the Sales Statement (subject to the resolution of any dispute pursuant to Section 4.3.2). As a result of the payments made under this Section 4.4, Buyer shall have paid to Seller an amount equal to the Definitive Effective Date Value for the Feedstock and Renewable Products Inventory. The Parties acknowledge and agree that any volumetric true-up based on the data set out in the Projected Inventory Report and the actual Permitted Feedstock and Renewable Products sold by the Refinery to Macquarie shall be settled in accordance with the on-going purchase and sale mechanisms set out in the S&O Agreement.

4.5	Taxes.

The Parties agree that the provisions of Article 17 of the S&O Agreement relating to tax matters shall apply to this Agreement and the transactions contemplated hereby to the same extent as if set forth herein in full (except that references to the “Company” shall be deemed to refer to the Seller hereunder and references to “Macquarie” shall be deemed to refer to the Buyer hereunder).

5	MISCELLANEOUS

5.1	Assignment.

5.1.1	This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.

5.1.2	Neither Party shall assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the consent of the other Party. Any attempted assignment in violation of this Section 5 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.

5.2	Notices.

All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by email or nationally recognized overnight courier. A notice shall be deemed to have been received when transmitted by email to the other Party’s email address set forth in Schedule K of the S&O Agreement, or on the following Business Day if sent by nationally recognized overnight courier to the other Party’s address set forth in Schedule K of the S&O Agreement and to the attention of the person or department indicated. A Party may change its address or email address by giving written notice in accordance with this Section 5.2, which is effective upon receipt.

5.3	Severability.

In the event any portion of this Agreement shall be found by a court of competent jurisdiction to be unenforceable, that portion of this Agreement will be null and void and the remainder of this Agreement will be binding on the Parties as if the unenforceable provisions had never been contained herein.

5.4	No Waiver, Cumulative Remedies.

5.4.1	The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, Event of Default or Default under, this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default or Default under, this Agreement, whether of a like kind or different nature.

5.4.2	Each and every right grant to the Parties under this Agreement or allowed it by law or equity shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.

5.5	Entire Agreement; Amendment.

The terms of this Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Agreement shall not be modified or changed except by written instrument executed by the Parties’ duly Authorized Representatives.

5.6	GOVERNING LAW

5.6.1	This Agreement shall be governed by, construed and enforced under the laws of the State of New York without giving effect to its conflicts of laws principles that would require the application of the laws of another state.

5.6.2	Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any federal or state court of competent jurisdiction situated in the City of New York, (without recourse to arbitration unless both Parties agree in writing), and to service of process by certified mail, delivered to the Party at the address indicated in SCHEDULE K of the S&O Agreement. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile.

5.6.3	EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT.

5.7	Counterparts.

This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission, pdf or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.

5.8	Further Assurances.

Both Seller and Buyer agree to execute and deliver, from time to time, such other and additional instruments, notices, transfer orders and other documents, and to do all such other and further acts and things as may be necessary to more fully and effectively transfer and assign the Feedstock and Renewable Product Inventory to Buyer.

[Signature page follows.]

Executed by MACQUARIE ENERGY NORTH AMERICA TRADING INC. acting by:

and
/s/ Brian Houstoun		/s/ Travis McCullough
Name: Brian Houstoun		Name: Travis McCullough

Title: Senior Managing Director		Title: Division Director

Executed by VERTEX RENEWABLES ALABAMA LLC acting by:
/s/ Benjamin P. Cowart
Name: Benjamin P. Cowart Title: President and Chief Executive Officer

[Signature Page to the Inventory Sales Agreement]